Exhibit 99.1

Armada Acquisition Corp. I Announces Pricing of $150,000,000 Initial Public Offering

PHILADELPHIA, PA, August 12, 2021 /GLOBE NEWSWIRE/ – Armada Acquisition Corp. I (the “Company” or “AACI”) announced today that it priced its initial public offering of 15,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol "AACIU" beginning on August 13, 2021. Each unit consists of one share of common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, shares of the common stock and warrants are expected to be listed on Nasdaq under the symbols “AACI” and “AACIW,” respectively.

AACI is a special purpose acquisition company (“SPAC”) whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition or business combination target in any business or industry, it intends to focus its search on a business in the financial technology industry, with an enterprise value of approximately $500 million to $1.0 billion, with particular emphasis on businesses that are providing digital, on-line, or mobile payment solutions, processing and gateway services, point-of-sale technology, consumer engagement platforms, and ecommerce or loyalty solutions. AACI is sponsored by Armada Sponsor LLC.

AACI is led by Stephen P. Herbert, Chief Executive Officer and Director, Douglas M. Lurio, President and Director, Mohammad A. Khan, Director, Thomas (Tad) A. Decker, Director, and Celso L. White, Director.

Northland Securities, Inc. is acting as the sole book-running manager for the offering. Cohen & Company Capital Markets, a division of JVB Financial Group LLC, is acting as an advisor to AACI. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on August 17, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting Northland Securities, Inc., 150 South 5th Street, Suite 3300, Minneapolis, MN 55402.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the "SEC") on August 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Media and Investors

Stephen P. Herbert

sherbert@armadaacq.com

Douglas M. Lurio

dlurio@armadaacq.com